LIST OF SUBSIDIARIES



We have two wholly-owned subsidiaries, Visual Bible, Inc., a Florida corporation ("VB") and Visual Bible (Canada), Inc., an Ontario, Canada corporation ("VB Canada"). VB Canada has one wholly owned subsidiary, The Book of John, Inc., an Ontario, Canada corporation ("TBJ"). VB has one wholly-owned subsidiary, Visual Entertainment, Inc., a Texas corporation ("VE"). VE has one wholly-owned subsidiary, Visual Entertainment Music, LLC, a Texas limited liability company ("VEM"). Neither VB, VE nor VEM currently engage in any ongoing business activity.